Exhibit 99.1

November 19, 2004

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

                    GCI ANNOUNCES REPURCHASE OF 3.75 MILLION
                               SHARES HELD BY MCI

ANCHORAGE, AK -- General Communication, Inc. (NASDAQ: GNCMA) ("GCI") announced today that it reached a definitive agreement with MCI to repurchase 3,751,509 GCI Class A common shares at $8.33 per share. In addition to the share repurchase the private transaction also included terms for redeeming GCI Series C Preferred Stock. The aggregate amount of the transaction will total $41,250,070.

"We are pleased to announce this transaction with MCI," said Ron Duncan, GCI president and CEO. "This agreement is part of our plan to increase shareholder value and we are doing it in a way that maintains the significant business relationship we hold with MCI. MCI will retain its ownership of almost 1.3 million GCI Class B common shares which have ten times the voting power of our Class A common shares. We are also pleased to announce MCI will retain their two seats on GCI's board of directors. In short, it's business as usual between GCI and MCI."

Funds for the transaction will be provided by the $70 million GCI, Inc. add-on bond transaction that was announced and priced on Thursday, November 18, 2004. GCI will close the MCI transaction concurrently with the closing of the add-on bond transaction which is expected to occur on December 7, 2004.

GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.


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